Exhibit 10.1
INVESTMENT MANAGEMENT AGREEMENT
     WHITE MOUNTAINS ADVISORS LLC, a Delaware limited liability company (the “Adviser”), having an address at 200 Hubbard Road, Guilford, Connecticut 06437, and SYMETRA FINANCIAL CORPORATION, a Delaware corporation (the “Client”), having an address at 777 108th Avenue NE, Suite 1200, Bellevue Washington, 98004, and each affiliate company of the Client listed on Schedule B, and each having an address at 777 108th Avenue NE, Suite 1200, Bellevue Washington, 98004, which hereinafter becomes a party to this Agreement (each, an “Affiliated Company”, and collectively, the “Affiliated Companies”), hereby enter into this Investment Management Agreement (this “Agreement”), dated as of June 1, 2011 and hereby agree that the Adviser shall act as discretionary adviser with respect to certain assets of the Client and the Affiliated Companies described below (the “Investment Account”) on the following terms and conditions:
     1. Investment Account. The Investment Account shall consist of the cash and securities of the Client and the Affiliated Companies managed by the Adviser pursuant to this Agreement.
     2. Authority. The Client and each Affiliated Company hereby appoints the Adviser as adviser for the portion of the Investment Account comprised of its investment assets. Except as may be separately agreed in writing among the Adviser, the Client and any Affiliated Company from time to time, the Adviser hereby agrees to direct the investments in the Investment Account in accordance with the investment guidelines agreed upon by the Client, each Affiliated Company and the Adviser from time to time (the “Standard Guidelines”). Any other agreement by the Adviser, and the Client or an Affiliated Company to manage investment assets in a manner deviating from the Standard Guidelines shall be in writing.
     3. Portfolio Management Services. In addition to managing the Investment Account, the Adviser hereby agrees to provide life insurance portfolio management advisory services (“Portfolio Management Services”) in respect of the Investment Account and certain other investment assets outside the Investment Account as mutually agreed by the Client and the Adviser. The Portfolio Management Services include, without limitation (i) managing the asset / liability characteristics of the portfolio, (ii) designing and executing portfolio hedging strategies, if any, (iii) ensuring that investment strategies meet the Client’s accounting and financial objectives, and (iv) supporting the Client in establishing new product strategies and in pricing new services.
     4. Adviser’s Discretionary Authority. Subject to Section 2, the Adviser shall have full discretion and authority as agent and attorney-in-fact for the Client and each Affiliated Company: (a) to make all investment decisions in respect of the Investment Account on behalf of the Client and the Affiliated Companies and, except as otherwise provided in this Agreement, at the sole risk of the Client and the Affiliated Companies; (b) to buy, sell, exchange, convert, liquidate or otherwise trade in respect of the Investment Account in any stock, bond or other security or investment, including without limitation to private investment funds, hedge funds, and other pooled investment vehicles (such private investment funds, hedge funds, and other pooled investment vehicles collectively referred to as “Funds”); (c) to facilitate the subscription for, redemption or transfer of interests in Funds (including but not limited to performing such acts and executing such documents as may be necessary to subscribe or redeem interests in Funds) and (d) in furtherance of the foregoing, to do anything which the Adviser shall deem requisite, appropriate or advisable in connection therewith, including, without limitation, the placing of orders with respect to, and arrangement for, any of the foregoing, and the selection of such brokers, dealers, sub-advisers and others as the Adviser shall determine in its absolute discretion. The Adviser will be responsible for engaging, contracting with, monitoring and terminating sub-advisers; however, no sub-adviser shall be given discretionary authority over the Investment Account without the prior approval of the Client, and to the extent affecting the investment assets of any Affiliated Company.
     5. Liability. In the performance of its services, the Adviser will not be liable for any error in judgment or any acts or failures to act except those resulting from the Adviser’s gross negligence, willful misconduct or malfeasance. Nothing herein shall in any way constitute a waiver or limitation of any right of any person under any applicable U.S. federal or state securities laws. Except with respect to the Portfolio Management Services, the Adviser shall have no responsibility or liability whatsoever in respect of assets outside the Investment Account.
     6. Custody. Investment Account assets shall be held in one or more separately identified accounts in the custody of one or more banks, trust companies, brokerage firms or other entities designated by the Client and each Affiliated Company, and acceptable to the Adviser. The Adviser will communicate its investment purchase, sale and delivery instructions directly with the appropriate custodian or other qualified depository. The Client and each Affiliated Company shall be responsible for its respective custodial arrangements and the payment of all related custodial charges and fees, and the Adviser shall have no responsibility or liability with respect to custody arrangements or the acts, omissions or other conduct of the custodians.
     7. Brokerage. When placing orders for the execution of transactions for the Investment Account, the Adviser may allocate all transactions to such brokers or dealers, for execution on such markets, at such prices and commission rates, as are selected by the Adviser in its sole discretion. In selecting brokers or dealers to execute transactions, the Adviser need not solicit competitive bids and does not have an obligation to seek the lowest available commission cost. It is not the Adviser’s practice to negotiate “execution only” commission rates, and, in negotiating commission rates, the Adviser shall take into account the financial stability and reputation of brokerage firms and brokerage and research services provided by such brokers. The Client or any Affiliated Company may be deemed to be paying for research provided or paid for by the broker which is included in the commission rate although the Client or such Affiliated Company may not, in any particular instance, be the direct or indirect beneficiary of the research services provided. Research furnished by brokers may include, but is not limited to, written information and analyses concerning specific securities, companies or sectors; market, finance and economic studies and forecasts; certain financial publications; statistics and pricing services; discussions with research personnel; and certain software and data bases utilized in the investment management process. The Client and each Affiliated Company acknowledges that since commission rates are generally negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may at times result in higher transaction costs than would otherwise be obtainable.

The Adviser is hereby authorized to, and the Client and each Affiliated Company acknowledges that the Adviser may, aggregate orders on behalf of the Investment Account with orders on behalf of other clients of the Adviser. In such event, the allocation of the securities purchased or sold and the expenses incurred in the transaction shall be made in a manner that the Adviser considers to be fair and equitable to all of its clients, including the Client and the Affiliated Companies and that is consistent with the allocation policies and procedures adopted and implemented by the Adviser, copies of which will be made available to the Client and/or Affiliated Companies upon request.
     8. Representations and Warranties.
a)	The Client and each Affiliated Company represents, warrants and agrees that:
(i)	it has full legal power and authority to enter into this Agreement;

(ii)	the appointment of the Adviser hereunder is permitted by the Client’s or such Affiliated Company’s governing documents and has been duly authorized by all necessary corporate or other action;

(iii)	it is a “qualified purchaser” as defined in the Investment Company Act of 1940 and the regulations thereunder and an “accredited investor” as defined in Regulation D, Rule 501, as promulgated under the Securities Act of 1933, because it is an entity that owns investments with a value of at least $25,000,000;

(iv)	it is not a “restricted person” under Section IM-2110-1 of the Conduct Rules adopted by the Board of Governors of the National Association of Securities Dealers, Inc.;

(v)	it will notify the Adviser if the preceding representations in (iii) and (iv) become false during the term of this Agreement and will provide the Adviser with any information that may be required to complete any subscription agreements for Funds;

(vi)	it is not (a) an employee benefit plan, (b) an IRA, (c) a “benefit plan investor” subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or (d) an entity in which the participation by “benefit plan investors” is “significant”, as those terms are defined in regulations issued by the U.S. Department of Labor;

(vii)	it understands that the Adviser will be relying upon the representations and information provided herein or in connection herewith by the Client and/or the Affiliated Companies in completing and entering into subscription agreements on behalf of the Investment Account; and

(viii)	it will indemnify the Adviser and hold it harmless against any and all losses, costs, claims and liabilities which the Adviser may suffer or incur arising out of any material breach of its representations and warranties herein.
b)	The Adviser represents, warrants and agrees that:
(i)	it has full legal power and authority to enter into this Agreement;

(ii)	it is registered as an investment adviser with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

(iii)	entering into this Agreement has been duly authorized by all necessary corporate or other action under the Adviser’s governing document;

(iv)	it will indemnify the Client and each Affiliated Company and hold it harmless against any and all losses, costs, claims and liabilities which the Client and/or such Affiliated Company may suffer or incur arising out of any material breach of any representations and warranties of the Adviser;

(v)	it has established Anti-Money Laundering Policy & Procedures pursuant to Section 352 of the USA Patriot Act; and,

(vi)	it endeavors to value all securities at fair market value in a manner determined by the Adviser to be consistent with (1) its Valuations Policies and Procedures, as may be amended from time to time, and (2) industry practice. A copy of these policies and procedures are available to the Client and/or Affiliated Companies upon request. The Adviser will not serve as the official pricing agent with respect to the Investment Account but may provide recommendations regarding fair valuation, if the Client or an Affiliated Company so requests.
     9. Reports. The Adviser shall provide the Client with reports on the status of the Investment Account on a monthly basis. All records maintained pursuant to this Agreement shall be subject to examination by the Client and, as it relates to its own investment assets, each Affiliated Company, and by persons authorized by it, or by appropriate governmental authorities, at all times upon reasonable notice. The Adviser shall provide copies of trade tickets, custodial reports and other records that the Client and/or any Affiliated Company shall reasonably require for accounting or tax purposes.
     10. Fees and Expenses.
          (a) The Adviser will be paid (i) a quarterly Management Fee for its investment advisory services in respect of the Investment Account, and (ii) a quarterly Portfolio Management Services Fee for its Portfolio Management Services, in each case, as determined in accordance with Schedule A to this Agreement. During the term of this Agreement, the fees shall be billed and payable in arrears on a quarterly basis within 60 days after the last day of each calendar quarter based upon asset values determined as of the last day of said calendar quarter in accordance with Schedule A. Fees shall be pro-rated for any partial quarter. Capital inflows and outflows will be time-weighted so that fees will be charged for only the period of time such assets are actually managed by the Adviser. In the event that fees are to be paid by the custodian out of the Investment Account, the Client and/or the relevant Affiliated Company will provide written authorization to the custodian.
          (b) The Client or an Affiliated Company shall be responsible for all expenses incurred directly in connection with transactions effected on behalf of the Client or such Affiliated Company pursuant to this Agreement. These expenses shall include but are not limited to (i) custodial fees; (ii) PAM (or other) accounting service fees, (iii) Charles River (or other) compliance service fees, (iv) investment expenses such as commissions; and (v) other expenses reasonably related to the purchase, sale or transmittal of Investment Account assets, provided that the Adviser shall be responsible for research fees and expenses.
          (c) Sub-advisory management or performance fees (“Sub-adviser Fees”), if any, will be borne by the Client and/or the affected Affiliated Companies. No Management Fee shall accrue on any assets with respect to which Sub-adviser Fees are paid. At the Adviser’s discretion, Sub-adviser Fees may be structured to be paid directly to the sub-adviser by the Client or Affiliated Companies or be paid by the Adviser and reimbursed by the Client or Affiliated Companies without any markup.
          For the avoidance of doubt, Investment Account assets invested by the Advisor in Funds are not deemed to be sub-advised for purposes of this Agreement, and any management fees or performance fees charged by such Funds shall be borne by the Client or the affected Affiliated Companies in the ordinary course and not deemed to be Sub-adviser Fees.
     11. Confidential Relationship. All information and advice furnished by any party to another party pursuant to this Agreement shall be treated by the receiving party as confidential and shall not be disclosed to third parties except as required by law.
     12. Assignment. This Agreement may not be assigned (within the meaning of the Advisers Act) by any party without the written consent of the other party, and any assignment without such consent shall automatically cause the termination hereof.
     13. Directions to the Adviser. All directions by or on behalf of the Client or an Affiliated Company to the Adviser shall be in writing and may be delivered in any manner permitted by Section 17. The Adviser (i) shall be fully protected in relying upon any such writing that the Adviser believes to be genuine and to be signed or presented or sent by the proper person or persons (ii) shall be under no duty to make any investigation or inquiry as to any statement contained therein and (iii) may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.
     14. Services to Other Clients. It is understood that the Adviser acts as investment adviser to other clients and may give advice and take action with respect to such clients that differs from the advice given or the action taken with respect to the Investment Account. Nothing in this

Agreement shall restrict the right of the Adviser, its members, managers, officers, employees or affiliates to perform investment management or advisory services for any other person or entity, and the performance of such service for others shall not be deemed to violate or give rise to any duty or obligation to the Client and/or the Affiliated Companies.
     15. Investment by the Adviser for Its Own Account. Nothing in this Agreement shall limit or restrict the Adviser or any of its members, managers, officers, employees or affiliates from buying, selling or trading any securities for its or their own account or accounts. The Client and each Affiliated Company acknowledges that the Adviser and its members, managers, officers, employees, affiliates and other clients may at any time have, acquire, increase, decrease or dispose of securities which are at or about the same time acquired or disposed of for the account of the Client or an Affiliated Company. The Adviser shall have no obligation to purchase or sell for the Investment Account or to recommend for purchase or sale by the Investment Account any security that the Adviser or its members, managers, officers, employees or affiliates may purchase or sell for itself or themselves or for any other client.
     16. Proxies. Subject to any other written instructions of the Client or any Affiliated Company, the Adviser is hereby appointed as the agent and attorney-in-fact of the Client and each Affiliated Company in its discretion to vote, convert or tender in an exchange or tender offer any securities in the Investment Account; to execute proxies, waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities; and to participate in or consent to any plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities. The Adviser shall not incur any liability to the Client or any Company Affiliate by reason of any exercise of, or failure to exercise, any such discretion.
     17. Notices. All notices and instructions with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given when actually received by the intended party in writing, via facsimile, or e-mail or by first-class mail to the following addresses: (a) if to the Adviser, at its address set forth above, Attention: Chief Financial Officer, if by facsimile to 203.458.0754 and if by e-mail, mplourde@whitemountainsadvisors.com or (b) if to the Client or any Affiliated Company, at its address set forth above, Attention: Director of Banking and Investment Services, if by facsimile to 425.256.8205 and if by e-mail, michael.james@symetra.com. Any of the Adviser, the Client or an Affiliated Company may change its physical address, facsimile number or e-mail address or specify a different manner of addressing itself by giving notice of such change in writing to the other party.
     18. Joining and Severing Affiliated Companies. From time to time while this Agreement remains in effect, the Client may cause any other of its affiliates to become an Affiliated Company hereunder by executing a written agreement among the Client, the Adviser and such affiliate in a form reasonably acceptable to each of them, after which the affiliate shall, for all purposes, be treated as an “Affiliated Company” hereunder, including, without limitation, granting the authorities, making the representations and warranties and accepting the obligations of an Affiliated Company in this Agreement. From time to time, the Client and/or the Adviser may sever any Affiliated Company from this Agreement by executing a written agreement among the Client, the Adviser and such Affiliated Company in a form reasonably acceptable to each of them, after which the Affiliated Company shall no longer be treated as being party to this Agreement. The

Adviser will periodically update Schedule B to reflect the addition or removal of Affiliated Companies.
     19. Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties with respect to management of the Investment Account and to the provision of Portfolio Management Services, and supersedes any previous Investment Management Agreement between the Adviser and the Client or any Affiliated Company and shall not be amended except by an instrument in writing signed by the parties hereto.
     20. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. All arbitration expenses shall be borne equally by the Adviser, on the one hand, and the Client and any implicated Affiliated Company, on the other hand. Any arbitration proceeding arising under this Agreement will be conducted in the County of New York in the State of New York or such other location as the parties mutually agree.
     21. Termination. This Agreement shall continue in force from the date hereof for an initial one-year term (“initial term”), which may be extended by the Client in its sole discretion upon 60 days notice prior to the end of the initial term for an additional one-year term (“second year extension”), and if so extended, then, again in the Client’s sole discretion upon 60 days notice prior to the end of the second year extension, for an additional one-year term (“third year extension”). During the initial term and any extension, this Agreement may be terminated by either party only for cause (including material non-performance). Following the end of the initial term and any extensions, this Agreement may be terminated by either party without penalty by written notice to the other party at least sixty (60) days prior to the date upon which such termination is to become effective, provided that the Client or any Affiliated Company honor any trades executed but not settled before the date of any such termination. Upon termination of this Agreement, (i) any accrued and unpaid Management Fee hereunder, (ii) accrued reimbursable expenses and (iii) any reasonable additional expenses incurred in closing out the Account shall be paid by the Client or the relevant Affiliated Company to the Adviser. Termination of this Agreement will not affect any accrued rights, indemnities, existing commitments or any contractual provisions intended to survive termination. The Adviser may direct the custodian to retain assets in the Investment Account to settle committed transactions.
     22. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.
     23. Governing Law. To the extent that the interpretation or effect of this Agreement shall depend on state law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     24. Effective Date and Term. This Agreement shall become effective on the first date written above.
     25. Receipt of Disclosure Statement. The Client and each Affiliated Company acknowledges receipt of a copy of Part II of the Adviser’s Form ADV in compliance with Rule 204-3(b) under the Investment Advisers Act of 1940, as amended, more than 48 hours prior to the date of execution of this Agreement. The Adviser shall annually and without charge, upon request by the Client, deliver to the Client the current version of such form or a written document containing the information then required to be contained in such form.
     26. Counterparts. This Agreement may be executed in two counterparts, each one of which shall be deemed to be an original.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

ADVISER:			CLIENT:

WHITE MOUNTAINS ADVISORS LLC			SYMETRA FINANCIAL CORPORATION

By:	/s/ Manning Rountree		By:	/s/ Margaret A. Meister
	Print: Manning Rountree			Print: Margaret A. Meister
	Title:	President		Title:	Executive Vice President and
Chief Financial Officer
AFFILIATED COMPANIES:

SYMETRA LIFE INSURANCE COMPANY SYMETRA NATIONAL LIFE INSURANCE COMPANY
By:	/s/ Margaret A. Meister
Print: Margaret A. Meister
	Title:	Executive Vice President and Chief Financial Officer

SYMETRA INVESTMENT SERVICES, INC.
By:	/s/ Margaret A. Meister
Print: Margaret A. Meister
	Title:	Director

FIRST SYMETRA NATIONAL LIFE INSURANCE COMPANY OF NEW YORK
By:	/s/ Margaret A. Meister
Print: Margaret A. Meister
	Title:	Executive Vice President and Chief Financial Officer

TIF INVEST III, LLC
By:	/s/ Margaret A. Meister
Print: Margaret A. Meister
	Title:	President

SCHEDULE A
1.	Management Fee.
The Management Fee will be calculated according to the following schedule. The basis for calculation will be the assets under management in the Investment Account that are managed by the Adviser (excluding assets under management in the Investment Account that are sub-advised by a third-party and with respect to which Sub-adviser Fees are paid by the Client as set forth in Section 10(c) of this agreement).

Assets Under Management in
the Investment Account	Value	Annual Fee	Quarterly Fee
Investment Grade Fixed Income:
Up to $1 billion	Book	10.0 basis points	2.5 basis points
		(0.1% or 0.001)	(0.025% or 0.00025)
$1 billion — $2 billion	Book	8.5 basis points	2.125 basis points
$2 billion — $5 billion	Book	7.5 basis points	1.875 basis points
Greater than $5 billion	Book	2.5 basis points	0.625 basis points
High Yield Debt	Market	25.0 basis points	6.25 basis points
Equities	Market	100.0 basis points	25.0 basis points
Fully Funded Hedge Funds	Market	100.0 basis points	25.0 basis points
Private Equities & Other Deferred Fundings:
First 2 Years of Fund’s Life	Committed	100.0 basis points	25.0 basis points
Thereafter	Market	100.0 basis points	25.0 basis points
Affordable Housing Credit Funds:
First Year of Fund’s Life	Committed	100.0 basis points	25.0 basis points
Thereafter	Market	10.0 basis points	2.5 basis points
2.	Portfolio Management Services Fee.

The Portfolio Management Services Fee will be equal to one-half of one basis point (0.005%) per annum. The basis for calculation will be the sum of (A) the assets under management in the Investment Account, whether managed directly by the Adviser or sub-advised, (B) the assets under management in the Client’s Commercial Loan Portfolio, in each case and (C) other investment assets as mutually agreed by the Client and Adviser from time to time. The values for all assets included in clause (A) shall be determined according to the methodologies (book, market or committed) set forth in the schedule above.

SCHEDULE B
AFFILIATED COMPANIES
Symetra Life Insurance Company
Symetra National Life Insurance Company
First Symetra National Life Insurance Company of New York
Symetra Investment Services, Inc.
TIF Invest III, LLC